Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Robin Energy Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, par value $0.001	457(c)	1,296,405	3.29	$4,265,172.45	0.00015310	$653.00

	Total Offering Amounts					$4,265,172.45		$653.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$653.00

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock being registered on behalf of the selling shareholders shall be adjusted automatically to include any shares of common stock that may become issuable as a result of any share distribution, split, combination or similar transaction.

(2)
Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of a share of Robin Energy Ltd. common stock, as reported on the Nasdaq Capital Market on June 30, 2025.